Exhibit 10.32

HISTOGENICS CORPORATION

AMENDED AND RESTATED COMPENSATION PROGRAM FOR NON-EMPLOYEE

DIRECTORS

EFFECTIVE AS OF JUNE 24, 2015

A.	Cash Compensation

1.	Board retainer: $40,000 per year, paid in quarterly installments.

2.	Additional retainer for the Chairman of the Board of Directors: $20,000 per year, paid in quarterly installments.

3.	Additional retainer for the Chairman of the Audit Committee: $10,000 per year, paid in quarterly installments.

4.	Additional retainer for the Chairman of each other committee: $7,500 per year per committee, paid in quarterly installments.

5.	Additional retainer for the other members of each committee: Fifty percent (50%) of the retainer for the respective chair of each committee, per year, per committee, payable in quarterly installments.

B.	Equity Compensation

1.	Initial stock option grants. The Compensation Committee will grant to each non-employee director who first becomes a member of the Board of Directors on or after the IPO date an option to purchase 20,000 shares of the Company’s Common Stock. The grant will be made on, or as soon as reasonably practicable, after the date of his or her election. The exercise price per share will be equal to the fair market value per share of the Company’s Common Stock on the date of grant. The option will become exercisable with respect to 8.33% of the shares after each three-month period of continuous service as a director after the date of grant. The option will become fully exercisable in the event that the Company is subject to a change in control or in the event of the director’s death.

2.	Annual stock option grants. In each year beginning in 2015, the Compensation Committee will grant to each non-employee director who will continue serving on the Board after the regular annual meeting of the Company’s stockholders an option to purchase 10,000 shares of the Company’s Common Stock. The grant will be made on, or as soon as reasonably practicable after, the date of the annual meeting. The exercise price per share will be equal to the fair market value per share of the Company’s Common Stock on the date of grant. The option will become exercisable with respect to 8.33% of the shares after each month of continuous service as a director thereafter. The foregoing notwithstanding, a new director who has received the share grant under Paragraph 1 above will not in the same calendar year receive a 10,000 share grant under this Paragraph 2.

3.	Adjustments. In the event of a subdivision of the outstanding shares, a declaration of a dividend payable in shares or a combination or consolidation of the outstanding shares (by reclassification or otherwise) into a lesser number of shares, a corresponding adjustment will automatically be made in the share numbers described above. In the event of a declaration of an extraordinary dividend payable in a form other than shares in an amount that has a material effect on the price of shares, a recapitalization, a spin-off or a similar occurrence, the Compensation Committee will make such adjustments as it, in its sole discretion, deems appropriate in the share numbers described above.

C.	Expenses

The reasonable expenses incurred by directors in connection with attendance at Board or committee meetings will be reimbursed upon submission of appropriate substantiation.